Exhibit 107

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-264845
Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Recursion Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation	Amount to be registered	Proposed maximum offering price per Unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share	457(o) and 457(r)(1)	-	-	$300,000,000	0.00011020	$33,060.00
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$300,000,000		$33,060.00
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$33,060.00

(1)    In accordance with Rules 465(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3ASR (File No. 333-264845), filed on May 10, 2022.